Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

GE Life and Annuity Assurance Company

We consent to incorporation by reference in the Registration Statements (No. 333-67902, No. 333-69620 and No. 333-69786) on Form S-1 of GE Life and Annuity Assurance Company of our reports dated February 7, 2003, relating to the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2002, and 2001, and the related consolidated statements of income, shareholders’ interest, and cash flows for each of the years in the three-year period ended December 31, 2002, and all related schedules, which reports appear in the December 31, 2002 annual report on Form 10-K of GE Life and Annuity Assurance Company. Our reports refer to a change in the method of accounting for goodwill and other intangible assets in 2002 and derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Richmond, Virginia

March 5, 2003